EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 15, 2016 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in BMC Stock Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015 and of our report dated February 27, 2015 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Stock Building Supply Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina

May 16, 2016